Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Share Incentive Plan, 2020 Employee Share Purchase Plan, 2011 Israeli Share Option Plan and Stand-Alone Restricted Share Unit Award of JFrog Ltd. of our report dated March 23, 2020, with respect to the consolidated financial statements of JFrog Ltd. for the years ended December 31, 2019 and 2018 included in the final Registration Statement (Form S-1 No. 333-248271) and related Prospectus JFrog Ltd. filed with the Securities and Exchange Commission.

September 16, 2020	/s/ Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global
Tel-Aviv, Israel